Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 30, 2020

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES THIRD QUARTER DIVIDEND AND

REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary The Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three and six month periods ended June 30, 2020.

Dividend Declared

The Board of Directors of Fidelity D & D Bancorp, Inc. (the “Company”) announced their declaration of the Company’s third quarter dividend of $0.28 per share. The dividend is payable September 10, 2020 to shareholders of record at the close of business on August 20, 2020.

Unaudited Financial Information

Net income for the quarter ended June 30, 2020 was  $0.3 million,  or $0.05 diluted earnings per share,  compared to $3.0 million, or $0.79 diluted earnings per share, for the quarter ended June 30, 2019.  The $2.7 million, or 92%, reduction in net income resulted from $1.9 million in merger-related expenses, $1.6 million in salaries and employee benefits, a $1.6 million increase in the provision for loan losses, $0.5 million in professional services, and a $0.5 million FHLB prepayment penalty which more than offset the $3.0 million increase in net interest income.    Second quarter diluted earnings per share was reduced by $0.34 per share due to $1.6 million in non-recurring merger-related expenses,  net of tax.

As previously announced, the Company acquired MNB Corporation (MNB) and its wholly-owned subsidiary, Merchants Bank of Bangor effective May 1, 2020.  The fair value of total assets added $451 million in assets, $395 million in deposits and $245 million in loans to the Company’s balance sheet.  The reported results include provisional estimates of the accounting for the acquisition of MNB which are subject to revision in future periods when the application of the accounting guidance for business combinations is finalized.    Based on the closing price on April 30, 2020, the merger valuation was $45.4 million.  Merger-related costs totaled $2.2 million on a gross basis through June 30, 2020.

Daniel J. Santaniello, President and Chief Executive Officer commented,  “During the current pandemic, the Fidelity Bankers have continued to be focused on the execution of the strategic initiative of building long-term relationships through organic and inorganic growth. While the first half of 2020 financial results have been adversely impacted with the anticipated and nonrecurring expenses associated with the acquisition of MNB Corporation, the Board of Directors and Management are pleased with the Bank’s core operating results.  We believe the addition of the Lehigh Valley Bankers and the acquired strong balance sheet will continue to build long-term shareholder value.”

Mr. Santaniello also commented, “In addition, the company’s financial results for the 2nd quarter of 2020 have been materially impacted by COVID-19. During these unprecedented times, the Company has taken the necessary steps to ensure the health and welfare of the Fidelity Bankers, Clients, and Community.  Through the collective efforts of the Fidelity Bankers, several initiatives were undertaken to partner with clients and assist them through the current economic crisis.  The Company originated 1,439 Paycheck Protection Program Loans totaling $157 million, provided 1,429 loan deferments to clients, and strengthened the allowance for loan losses. With both a strong balance sheet and capital, we believe the Company is well positioned to navigate through the current economic uncertainties.”

The Company began proactive initiatives in March 2020 to assist clients,  Fidelity Bankers and communities impacted by the effects of the novel coronavirus pandemic.  Management activated its established pandemic contingency plan response in March 2020 to ensure business continuity while assuring the health, safety and well-being of bankers, clients and the community.  Special measures included:

•	Opening branch lobbies by appointment only while drive-thru locations remained open for transactions until June 1st when all branch lobbies fully reopened.
•	Installing proper social distancing signs and markers, to include safety barriers for both bankers and clients that encourage proper separation as recommended by the CDC.
•	Expanding use of online, mobile, telephone banking, night drop and ATMs to meet clients’ banking needs.
•	Adding resources to the Customer Care Center to manage increased call and chat volume.
•	Activating telecommunications capabilities to enable Fidelity Bankers to work-from-home, as appropriate.
•	Providing Fidelity Bankers personal protective equipment and disinfectant supplies when working on-site.
•	Scheduling in-person meetings by appointment only, observing the guidelines of social distancing and personal safety as recommended by health and safety officials.
•	Enhancing EPA approved cleaning and disinfecting protocols implemented at all locations, including utilizing ionization machines when required.
•	Increasing the fresh air intake and using anti-viral filters in all HVAC units, above OSHA regulations.
•	Conducting meetings virtually, including the Special and Annual Shareholder Meetings.

To address the pandemic’s economic impact on its clients, the Company provided hardship relief requested by 1,429  clients with balances totaling $202 million through June 30, 2020.  This short-term relief was offered in the form of loan forbearance or interest-only modifications.

The Company processed 1,439 applications providing over $157 million in loans through the Small Business Administration (SBA) Paycheck Protection Program (PPP) proving the Company’s commitment to support all small businesses.  These PPP loans generated approximately $5.2 million of SBA processing fees, net of origination expenses, of which $0.8 million was earned in the second quarter.  The $4.4 million remaining balance is expected to continue to be earned over the remaining life of the loan.  However, the majority of these fees may be recognized during the second half of 2020 only if forgiven by the SBA.  The Fidelity Deposit and Discount Bank is a Paycheck Protection Program Liquidity Facility (PPPLF) eligible depository institution that obtained an extension of credit under the PPPLF to fund originated PPP loans.

Consolidated Second Quarter Operating Results Overview

Net interest income was $10.8 million for the second quarter of 2020, a 39% increase over the  $7.8 million earned for the second quarter of 2019.    The $3.0 million improvement in net interest income resulted from a  $426.1 million larger average balance of interest-earning assets which offset the declining yields on these assets.  The loan portfolio had the biggest impact, producing a  $2.6 million increase in interest income from $309.9 million in higher average balances primarily from the addition of MNB loans to the balance sheet.  The Company also experienced an $0.8 million increase in interest income from accretion of SBA fees recognized during the second quarter of 2020 on PPP loans.  Interest income from the investment portfolio increased $0.1 million as larger average balances offset lower yields.  Interest expense was $0.4 million lower due to decreases in deposit rates and lower rates paid on borrowings.  The average balance of interest-bearing deposits increased $294.1 million and the rates paid on these deposits decreased 44 basis points resulting in $0.3 million less in interest expense.  The interest-bearing deposits acquired from MNB had favorable rates and had the effect of reducing the Company’s rate paid on interest-bearing deposits.  The Company utilized $63.4 million more in average short-term borrowings, but overnight borrowings were replaced with PPPLF funding which had lower rates reducing interest expense from borrowings by $0.1 million.  The overall cost of interest-bearing liabilities was 0.57% for the second quarter of 2020,  a decrease of 56 basis points over the 1.13%  paid for the second quarter of 2019.  The cost of funds decreased 46 basis points to 0.42% for the second quarter of 2020 from 0.88% for the second quarter of 2019.  The Company’s fully-taxable equivalent (FTE) (non-GAAP) net interest spread was 3.20% for the second quarter of 2020, or three basis points lower than the 3.23% recorded for the same 2019 quarter.  The Company’s FTE (non-GAAP) net interest margin decreased by 20 basis points to 3.34% for the three months ended June 30, 2020 from 3.54% for the same 2019 period.

The provision for loan losses was $1.9 million for the second quarter of 2020, a $1.6 million increase compared to $0.3 million for the second quarter of 2019.    The substantial increase in the provision compared to the year earlier period was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income increased $0.2 million to $2.7 million for the second quarter of 2020 compared to $2.5 million for the second quarter of 2019.   The increase in other income was primarily due to $0.3 million higher gains on loan sales and $0.1 million increase in service charges on loans during the second quarter of 2020 compared to the same 2019 period due to increased mortgage loan activity.  The Company also recognized $0.1 million more in debit card interchange fees, generally resulting from adding MNB accounts.  These increases were partially offset by $0.2 million less service charges on deposit accounts, primarily from a reduced number of overdraft transactions, and $0.1 million higher mortgage servicing right amortization.

Non-interest expenses increased $4.9 million, or 76%, for the second quarter of 2020 to $11.3 million from $6.4 million for the same 2019  quarter.  Most of the increase was due to $1.9 million in nonrecurring merger-related expenses, primarily consisting of professional services, salaries and employee benefits and data processing expenses in connection with the MNB acquisition.  The Company also recognized $1.6 million in added salaries and employee benefits primarily due to an increase in the number of bankers post-merger.  During the second quarter of 2020, the Company paid off FHLB advances early due to generally unfavorable rates on FHLB advances compared to available rates on other funding sources and incurred a $0.5 million prepayment penalty.  The Company also experienced increases of $0.5 million in professional services, $0.4 million in premises and equipment and $0.4 million in data processing and communication expenses primarily due to expenses related to the pandemic and acquisition of MNB Corporation. These increases were partially offset by $0.4 million more in loan origination cost deferrals associated with PPP lending.

The provision for income taxes decreased $0.5 million during second of 2020 compared to the same 2019 quarter due to the lower income before taxes.  However, the effective tax rate for the second quarter of 2020 was 21% compared to 16% for the second quarter of 2019 as a result of non-deductible merger facilitating expenses.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $18.8 million for the six months ended June 30, 2020 compared to $15.7 million for the six months ended June 30, 2019.  The $3.1 million, or 20%, improvement was the result of earnings from a larger average balance of interest-earning assets combined with lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $2.7 million from higher average balances due to acquired loans, PPP lending and increased mortgage origination activity.  On the liability side, interest expense decreased by $0.5 million due to lower rates paid on interest-bearing deposits and borrowings.  FTE net interest spread was 3.21% for the first half of 2020, or seven basis points lower than the 3.28% recorded for the first half of 2019.  Over the same time period, the Company’s FTE net interest margin decreased by 19 basis points to 3.39% from 3.58%.

For the six months ended June 30, 2020, the provision for loan losses was $2.2 million compared to $0.5 million for the same 2019 period.  The $1.7 million increase in the provision was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the six months ended June 30, 2020 was $5.5 million, an increase of $0.5 million, or 10%, from $5.0 million for the six months ended June 30, 2019.  The increase in other income was comprised of the following: $0.3 million in loan service charges, $0.3 million in gains on loan sales, $0.2 million in interchange fees and $0.2 million in trust fees. These increases were partially offset by $0.2 million lower financial service fees, $0.1 million higher mortgage servicing right amortization and $0.1 million less deposit service charges.

Non-interest expenses increased to $18.6 million for the six months ended June 30, 2020, an increase of $5.4 million, or 41%, from $13.2 million for the six months ended June 30, 2019.  The largest driver of this increase was a $2.2 million increase in merger-related expenses in connection with the acquisition of MNB.  In addition, there was $1.8 million more salaries and employee benefit expense, $0.6 million higher professional services, a $0.5 million FHLB prepayment fee, $0.4 million in additional premises and equipment expenses and a $0.4 million increase in data processing expense. These increases were partially offset by a $0.5 million reduction in other expenses due to higher loan origination cost deferrals from PPP lending.

The provision for income taxes decreased $0.5 million during first half of 2020 compared to the same 2019 period due to the lower income before taxes.  However, the effective tax rate for the second half of 2020 was 17% compared to 16% for the second half of 2019 as a result of non-deductible merger facilitating expenses.

Consolidated Balance Sheet & Asset Quality Overview

During the first half of 2020, the Company’s total assets increased $791.6 million, or 78%, to $1.8 billion at June 30, 2020 from $1.0 billion at December 31, 2019.  This asset growth resulted primarily from the MNB merger and PPP lending with a  $386.6 million increase in the loan portfolio, $249.1 million increase in cash and cash equivalents and a $108.0 million increase in investment securities.  The Company funded the PPP loans originated by utilizing $152.8 million from the Federal Reserve Bank (FRB) PPPLF program.  Deposit growth of $598.0 million was used to pay down borrowings and to fund the organic loan portfolio growth.    The deposit growth includes MNB acquired deposits, proceeds from PPP loans and other relief from the Coronavirus Aid, Relief, and Economic Security (CARES) Act that has not yet been utilized along with increases in personal account balances.  In addition, other assets and other liabilities included $22.5 million in investment security purchases pending settlement at June 30, 2020.

Total non-performing assets were $5.6 million, or 0.31% of total assets, at June 30, 2020, compared to $5.0 million, or 0.50% of total assets, at December 31, 2019.    Past due loans to total loans were 0.46% compared to 0.67% at December 31, 2019.  Net charge-offs to average total loans declined to 0.06% at June 30, 2020 compared to 0.15% at December 31, 2019.

Shareholders’ equity increased $50.3 million, or 47%, to $157.1 million at June 30, 2020 from $106.8 million at December 31, 2019.   The increase was primarily caused by $45.4 million in common stock issued as a result of the merger.  Net income of $2.9 million was supplemented by a  $3.6 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $0.9 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation, was offset by $2.5 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 8.72% of total assets at June 30, 2020.  Tangible book value per share was $29.77 at June 30, 2020 compared to $28.20 at December 31, 2019.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania and the Lehigh Valley.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing nearly 3,000 hours of volunteer time to non-profit organizations yearly.  The Company serves multiple office locations in Eastern Pennsylvania providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.

Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was fully-taxable equivalent (FTE) adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2020 and 2019.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$264,798	$15,663
Investment securities	293,118	185,117
Federal Home Loan Bank stock	3,020	4,383
Loans and leases	1,141,692	755,053
Allowance for loan losses	(11,671)	(9,747)
Premises and equipment, net	28,479	21,557
Life insurance cash surrender value	32,852	23,261
Goodwill and core deposit intangible	8,966	209
Other assets	40,276	14,431

Total assets	$1,801,530	$1,009,927

Liabilities
Non-interest-bearing deposits	$414,918	$192,023
Interest-bearing deposits	1,018,771	643,714
Total deposits	1,433,689	835,737
Short-term borrowings	152,791	37,839
FHLB advances	5,000	15,000
Other liabilities	52,890	14,516
Total liabilities	1,644,370	903,092

Shareholders' equity	157,160	106,835

Total liabilities and shareholders' equity	$1,801,530	$1,009,927

Average Year-To-Date Balances:	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$103,568	$15,364
Investment securities	217,995	185,512
Federal Home Loan Bank stock	3,282	4,208
Loans and leases, net	880,130	722,466
Premises and equipment, net	23,254	18,465
Life insurance cash surrender value	26,543	22,493
Goodwill and core deposit intangible	1,667	209
Other assets	15,612	15,835

Total assets	$1,272,051	$984,552

Liabilities
Non-interest-bearing deposits	$271,561	$195,393
Interest-bearing deposits	783,085	621,618
Total deposits	1,054,646	817,011
Short-term borrowings	59,413	35,243
FHLB advances	16,278	18,074
Other liabilities	16,257	13,517
Total liabilities	1,146,594	883,845

Shareholders' equity	125,457	100,707

Total liabilities and shareholders' equity	$1,272,051	$984,552

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019
Interest income
Loans and leases	$10,772	$8,193	$19,131	$16,351
Securities and other	1,478	1,464	2,829	2,961

Total interest income	12,250	9,657	21,961	19,312

Interest expense
Deposits	1,195	1,474	2,711	2,806
Borrowings and debt	234	389	423	802

Total interest expense	1,429	1,863	3,134	3,608

Net interest income	10,821	7,794	18,827	15,704

Provision for loan losses	(1,900)	(255)	(2,200)	(510)
Non-interest income	2,708	2,489	5,463	4,946
Non-interest expense	(11,311)	(6,435)	(18,615)	(13,205)

Income before income taxes	318	3,593	3,475	6,935

Provision for income taxes	(66)	(591)	(589)	(1,131)
Net income	$252	$3,002	$2,886	$5,804

	Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Interest income
Loans and leases	$10,772	$8,360	$8,591	$8,499	$8,193
Securities and other	1,478	1,351	1,358	1,509	1,464

Total interest income	12,250	9,711	9,949	10,008	9,657

Interest expense
Deposits	1,195	1,516	1,687	1,683	1,474
Borrowings and debt	234	189	251	325	389

Total interest expense	1,429	1,705	1,938	2,008	1,863

Net interest income	10,821	8,006	8,011	8,000	7,794

Provision for loan losses	(1,900)	(300)	(255)	(320)	(255)
Non-interest income	2,708	2,755	2,615	2,632	2,489
Non-interest expense	(11,311)	(7,304)	(7,073)	(6,643)	(6,435)

Income before income taxes	318	3,157	3,298	3,669	3,593

Provision for income taxes	(66)	(523)	(584)	(611)	(591)
Net income	$252	$2,634	$2,714	$3,058	$3,002

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Assets
Cash and cash equivalents	$264,798	$58,960	$15,663	$18,687	$19,190
Investment securities	293,118	203,984	185,117	189,246	189,899
Federal Home Loan Bank stock	3,020	2,732	4,383	3,818	4,396
Loans and leases	1,141,692	746,715	755,053	750,470	735,685
Allowance for loan losses	(11,671)	(10,017)	(9,747)	(9,441)	(9,495)
Premises and equipment, net	28,479	21,412	21,557	18,149	18,353
Life insurance cash surrender value	32,852	23,426	23,261	23,094	22,926
Goodwill and core deposit intangible	8,966	209	209	209	209
Other assets	40,276	15,074	14,431	17,192	15,876

Total assets	$1,801,530	$1,062,495	$1,009,927	$1,011,424	$997,039

Liabilities
Non-interest-bearing deposits	$414,918	$243,942	$192,023	$203,816	$215,973
Interest-bearing deposits	1,018,771	675,719	643,714	648,506	623,650
Total deposits	1,433,689	919,661	835,737	852,322	839,623
Short-term borrowings	152,791	-	37,839	24,355	29,105
FHLB advances	5,000	15,000	15,000	15,000	15,000
Other liabilities	52,890	15,694	14,516	14,958	11,885
Total liabilities	1,644,370	950,355	903,092	906,635	895,613

Shareholders' equity	157,160	112,140	106,835	104,789	101,426

Total liabilities and shareholders' equity	$1,801,530	$1,062,495	$1,009,927	$1,011,424	$997,039

Average Quarterly Balances:	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Assets
Cash and cash equivalents	$184,692	$22,444	$15,048	$15,357	$14,518
Investment securities	246,909	189,081	187,171	190,087	185,290
Federal Home Loan Bank stock	3,129	3,434	3,738	4,038	4,414
Loans and leases, net	1,014,012	746,248	746,867	727,441	704,748
Premises and equipment, net	25,507	21,002	18,924	18,288	18,362
Life insurance cash surrender value	29,716	23,370	23,206	23,038	22,872
Goodwill and core deposit intangible	3,124	209	209	209	209
Other assets	17,462	13,764	15,947	16,761	15,054

Total assets	$1,524,551	$1,019,552	$1,011,110	$995,219	$965,467

Liabilities
Non-interest-bearing deposits	$348,275	$194,847	$194,313	$198,188	$193,702
Interest-bearing deposits	896,304	669,867	654,205	630,810	602,161
Total deposits	1,244,579	864,714	848,518	828,998	795,863
Short-term borrowings	102,652	16,174	27,160	34,096	39,291
FHLB advances	17,555	15,000	15,000	15,000	18,831
Other liabilities	17,624	14,891	14,773	14,008	12,477
Total liabilities	1,382,410	910,779	905,451	892,102	866,462

Shareholders' equity	142,141	108,773	105,659	103,117	99,005

Total liabilities and shareholders' equity	$1,524,551	$1,019,552	$1,011,110	$995,219	$965,467

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Selected returns and financial ratios
Basic earnings per share	$0.05	$0.69	$0.71	$0.82	$0.79
Diluted earnings per share	$0.05	$0.69	$0.71	$0.80	$0.79
Dividends per share	$0.28	$0.28	$0.28	$0.26	$0.26
Yield on interest-earning assets (FTE)*	3.77%	4.19%	4.26%	4.35%	4.36%
Cost of interest-bearing liabilities	0.57%	0.98%	1.10%	1.17%	1.13%
Cost of funds	0.42%	0.77%	0.86%	0.91%	0.88%
Net interest spread (FTE)*	3.20%	3.21%	3.16%	3.18%	3.23%
Net interest margin (FTE)*	3.34%	3.47%	3.45%	3.49%	3.54%
Return on average assets	0.07%	1.04%	1.06%	1.22%	1.25%
Return on average equity	0.71%	9.74%	10.19%	11.77%	12.16%
Return on average tangible equity*	0.73%	9.73%	10.21%	11.79%	12.19%
Efficiency ratio (FTE)*	82.28%	66.69%	65.38%	61.41%	61.47%
Expense ratio	2.27%	1.79%	1.75%	1.60%	1.64%

	Six Months Ended
	Jun. 30, 2020	Jun. 30, 2019
Basic earnings per share	$0.69	$1.53
Diluted earnings per share	$0.68	$1.52
Dividends per share	$0.56	$0.52
Yield on interest-earning assets (FTE)*	3.94%	4.38%
Cost of interest-bearing liabilities	0.73%	1.10%
Cost of funds	0.56%	0.85%
Net interest spread (FTE)*	3.21%	3.28%
Net interest margin (FTE)*	3.39%	3.58%
Return on average assets	0.46%	1.21%
Return on average equity	4.63%	12.07%
Return on average tangible equity*	4.69%	12.10%
Efficiency ratio (FTE)*	75.37%	62.82%
Expense ratio	2.08%	1.72%

Non-GAAP Measures	Three Months Ended		Six Months Ended
(dollars in thousands except per share data)	Jun. 30, 2020	Jun. 30, 2019	Jun. 30, 2020	Jun. 30, 2019
Net income	$252	$3,002	$2,886	$5,804
Merger-related expenses, net of income taxes	1,577	-	1,839	15
FHLB prepayment penalty, net of income taxes	381	-	381	-
Adjusted net income*	$2,210	$3,002	$5,105	$5,819
Adjusted basic earnings per share*	$0.48	$0.79	$1.22	$1.53
Adjusted diluted earnings per share*	$0.48	$0.79	$1.21	$1.52
Interest income adjustment to FTE*	$217	$185	$408	$372
Adjusted return on average assets*	0.58%	1.25%	0.81%	1.21%
Adjusted return on average tangible equity*	6.40%	12.19%	8.30%	12.13%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019
Book value per share	$31.57	$29.53	$28.25	$27.71	$26.82
Tangible book value per share*	29.77	29.47	28.20	27.66	26.77
Equity to assets	8.72%	10.55%	10.58%	10.36%	10.17%
Allowance for loan losses to:
Total loans	1.04%	1.34%	1.29%	1.26%	1.29%
Non-accrual loans	2.74x	2.74x	2.65x	2.45x	2.31x
Non-accrual loans to total loans	0.37%	0.49%	0.49%	0.51%	0.56%
Non-performing assets to total assets	0.31%	0.45%	0.50%	0.55%	0.62%
Net charge-offs to average total loans	0.06%	0.02%	0.15%	0.21%	0.21%

Capital Adequacy Ratios
Total risk-based capital ratio	15.83%	15.80%	15.76%	15.56%	15.01%
Common equity tier 1 risk-based capital ratio	14.61%	14.55%	14.51%	14.31%	13.76%
Tier 1 risk-based capital ratio	14.61%	14.55%	14.51%	14.31%	13.76%
Leverage ratio	10.02%	10.37%	10.39%	10.20%	10.26%

*  See non-GAAP Financial Measures above.